UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COLUMBIA PROPERTY TRUST, INC.
(Name of Registrant as Specified in its Charter)

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Commencing May 4, 2018, Columbia Property Trust made available the following communication to certain stockholders.

Columbia Property Trust
Annual Stockholders Meeting
May 14, 2018
Supplemental Information Regarding Proposal 2
Advisory Vote on Executive Compensation

The following information supplements the information set forth beginning on page 39 of the proxy statement for the Columbia Property Trust Annual Stockholders Meeting to be held on May 14, 2018 (the “Proxy Statement”).
1) Why did executive stock grants as shown in the Summary Compensation Table appear to increase so dramatically from 2016 to 2017?
In 2017, we replaced our one-year backward-looking stock award program with a three-year forward-looking program.  We believe our new program better aligns management with stockholders because it ties compensation to stockholder returns over a multi-year period and eliminates any discretion.
To facilitate the conversion, we made one-time, performance-based, prorated transition awards for one-year and two-year periods to fill the gap between our old one-year program and our new three-year program.
As required by the rule of the Securities and Exchange Commission, the grant date fair value of all of these awards were presented in the Summary Compensation Table in the Proxy Statement, which created the appearance that compensation levels for 2017 increased from prior year; however, the annual award opportunity was unchanged by moving to the new plan structure.
The following table shows how each award fits within the overall plan structure.
Transition grants were made in order to maintain the same level of target stock compensation during the transition.
2) How are the out of period stock grants described in Question 1) presented in the Summary Compensation Tables in the Proxy Statement?
In order to provide more clarity for the grants made in 2017, and the related performance period, a "grant explanations" column (shown in red) has been added to the table below, which originally appeared in the Proxy Statement.

2017 Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards made during 2017 and potential payouts for the Chief Executive Officer.

			Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of Stock Awards ($)(5)
Name & Plan	Grant Explanations	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock (#)(4)
E. Nelson Mills
2017 STIC			400,000	800,000	1,200,000
Restricted Stock	2016 performance period paid in 2017	1/1/2017							46,399	1,002,218
1-year transition RSUs(6)	One-time, performance-based, prorated transition grant to bridge 2018 payment gap	1/1/2017				11,614	23,227	34,841		455,017
2-year transition RSUs(6)	One-time, performance-based, prorated transition grant to bridge 2019 payment gap	1/1/2017				23,847	47,694	71,541		910,002
3-year performance-based RSUs	2017 grant to be earned over 3-years (2017-2019)	1/1/2017				49,377	98,753	148,130		1,820,018

(1)
Represents the cash payout opportunity for 2017 under the STIC plan. The potential payouts are performance-based and therefore at risk. The amounts actually earned for 2017 are included in the non-equity incentive plan compensation column of the Summary Compensation Table. For a description of the 2017 STIC plan, see "Compensation Discussion and Analysis - Elements of Compensation - Short-Term Cash Incentive Compensation Plan" in the Proxy Statement.

(2)
Represents the units approved by the Compensation Committee for the payout opportunity under the performance component of the 2017 LTIC. The potential payouts are performance-based and therefore at risk. If earned, the units are converted to shares based on the performance of company stock. For a description of the 2017 LTIC, including the number of shares earned based on our 2017 performance, see "Compensation Discussion and Analysis - Elements of Compensation - Long-Term Cash Incentive Compensation Plan" in the Proxy Statement.

(3)	Grant date reflects the date that the Compensation Committee granted the service-based and performance-based restricted stock under the 2017 LTIC.

(4)	Represents the number of shares of service-based restricted stock granted under the 2017 LTIC awarded January 1, 2017.

(5)	In accordance with SEC rules, represents the grant date fair value of service-based and performance-based restricted stock awards granted under the 2017 LTIC.

(6)
These grants represent one-time, performance-based transition awards made to bridge the two-year equity award gap created by extending the performance period from one to three years in 2017.  Please see the Executive Summary on page 21 of the Proxy Statement for additional information.

On a net basis, long-term incentive compensation awards did not increase materially as a result of these program changes.
3) For 2017, why did the compensation committee give such a strong score to management for achieving strategic objectives despite not achieving the FFO target under the 2017 Short-Term Incentive Compensation ("STIC") plan?
As described on page 21 of the Proxy Statement, 2017 was the final year in a major transition of our portfolio from largely suburban, single-tenant properties across many markets, to buildings in key locations in New York, San Francisco, and Washington, D.C.  Although failing to achieve the FFO target under the 2017 STIC had an effect on compensation, the portfolio transformation was more important. In fact, a decision to sell our assets in Houston and Cleveland last January was a key contributor to finishing the transition but reduced 2017 FFO, as did a key joint venture relationship we established last year with Allianz.  We believe last year's results position the company for substantial future growth.

4) Why have FFO targets declined over the last few years?
Our strategy has been to shift from high-yield/low-growth markets and assets to higher growth opportunities. While that strategy has created value for stockholders, it resulted in substantially lower current FFO, as anticipated.  We have decreased our FFO targets over the past few years in order to keep achievable targets through our transition.  This was intentional and did not reflect poor financial performance. We have increased our FFO target substantially in 2018 and expect to increase it further in 2019 to reflect our expectations following the transition.